UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

November 30, 2018

Date of Report (Date of earliest event reported)

SANMINA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-21272	77-0228183
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2700 North First Street

San Jose, California 95134

(Address of principal executive offices, including zip code)

(408) 964-3500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 30, 2018, Sanmina Corporation (the “Company”) entered into a Fourth Amended and Restated Credit Agreement (the “Credit Agreement”), among the Company, the financial institutions party thereto from time to time as lenders and Bank of America, N.A., as agent for such lenders. The Credit Agreement amended and restated the Company’s existing Third Amended and Restated Loan Agreement, dated as of February 1, 2018.

The Credit Agreement provides for a $500.0 million secured revolving credit facility, including a $100.0 million letter of credit sublimit and a $75.0 million swingline loan sublimit, and, with this amendment, a now fully committed $375.0 million secured delayed draw term loan. Subject to the satisfaction of certain conditions, including obtaining additional commitments from existing and/or new lenders, the Company may increase the revolving commitments under the Credit Agreement by up to $200.0 million. The delayed draw term loan is available to be drawn through June 30, 2019, and the revolving commitments under the Credit Agreement expire on November 30, 2023 (the “Maturity Date”).

The proceeds of the term loan under the Credit Agreement may be used solely to satisfy obligations in respect of the Company’s 4.375% Senior Secured Notes due June 2019 (the “Senior Notes”). The proceeds of the revolving loans under the Credit Agreement may be used for working capital and general corporate purposes. The Company has the right to prepay loans under the Credit Agreement in whole or in part at any time without penalty. Amounts prepaid under the revolving credit facility may be reborrowed. Amounts prepaid or repaid under the delayed draw term loan may not be reborrowed. As of November 30, 2018, the Company had $338.9 million aggregate principal amount of revolving loans, no term loans and $8.3 million aggregate face amount of letters of credit outstanding under the Credit Agreement.

Loans under the Credit Agreement bear interest, at the Company’s option, at either the London Interbank Offered Rate (“LIBOR”) or a base rate, in each case plus a spread determined based on the Company’s credit ratings. The spread ranges from 1.375% to 1.625% for LIBOR loans and 0.375% to 0.625% for base rate loans. At our current ratings, the LIBOR loan spread is 1.5%. Interest on the loans is payable quarterly in arrears with respect to base rate loans and at the end of an interest period (and at three month intervals if the interest period exceeds three months) in the case of LIBOR loans. Once borrowed, the principal amount of the term loan would be required to be repaid in quarterly installments equal to 1.25%, for each quarterly installment, of the initial aggregate principal amount of the term loan.  The outstanding principal amount of all loans, together with accrued and unpaid interest, is due on the Maturity Date.

Certain of the Company’s domestic subsidiaries are required to be guarantors in respect of the Credit Agreement. The Company and the guarantors’ obligations under the Credit Agreement are secured by the following property of the Company and such guarantors, subject to certain exceptions:

•                  accounts receivable and all supporting obligations, chattel paper, documents and instruments in respect thereof or relating thereto;

•                  deposit accounts;

•                  inventory;

•                  equity interests of the Company and the guarantors in their direct subsidiaries, subject to limited exceptions;

•                  intercompany debt at any time owing to the Company and the guarantors from a Canadian subsidiary;

•                  cash;

•                  accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing; and

•                  all books and records pertaining to the foregoing.

Upon the repayment in full of the Senior Notes and the release of all liens securing the Senior Notes, the Company and the guarantors’ obligations under the Credit Agreement will be secured by substantially all of the assets (excluding real property) of the Company and the guarantors, subject to certain exceptions.

The Credit Agreement requires the Company to comply with a minimum consolidated interest coverage ratio, measured at the end of each fiscal quarter of the Company, and at all times a maximum consolidated leverage ratio.

The Credit Agreement contains customary affirmative covenants, including covenants regarding the payment of taxes and other obligations, maintenance of insurance, reporting requirements and compliance with applicable laws and regulations. Further, the Credit Agreement contains customary negative covenants limiting the ability of the Company and its subsidiaries, among other things, to incur debt, grant liens, make investments, make acquisitions, make certain restricted payments and sell assets, subject to certain exceptions. Upon the occurrence and during the continuance of an event of default, the lenders may declare all outstanding principal and accrued and unpaid interest under the Credit Agreement immediately due and payable and exercise the other rights and remedies provided for under the Credit Agreement and related loan documents. The events of default under the Credit Agreement include payment defaults, cross defaults with certain other indebtedness, breaches of covenants or representations and warranties, change in control of the Company and certain bankruptcy events.

The description of the Credit Agreement contained herein is qualified in its entirety by reference to the text of the Credit Agreement, which the Company will file as an exhibit to its quarterly report on Form 10-Q for the fiscal quarter ended December 29, 2018.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth in Item 1.01 hereof is incorporated by reference into this Item 2.03.

ITEM 5.02 DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

On December 3, 2018, the Compensation Committee of the Board of Directors of the Company approved the Fiscal Year 2019 Corporate Bonus Plan (the “2019 Plan”). The 2019 Plan contains targets for the Company’s revenue, non-GAAP operating margin, cash flow from operations and other, inventory turns, return on invested capital and earnings before interest, taxes, depreciation and amortization for fiscal 2019. The Company’s performance for fiscal 2019 will be measured against these targets.  Should the Company not achieve a minimum performance against these targets, no incentive compensation shall be payable under the 2019 Plan. Each 2019 Plan participant’s actual incentive compensation for fiscal 2019 will be determined by reference to his or her target incentive compensation, the Company’s achievement against its targets and achievement of the participant’s individual/divisional performance goals for fiscal 2019. Target individual incentive compensation payable under the 2019 Plan is expressed as a percentage of base salary and, for executive officers of the Company, ranges from 70% to 150%.  The Committee retains the right to terminate or amend the 2019 Plan in any respect, including increasing or decreasing Company and individual incentive compensation targets, and can also adjust an individual’s incentive compensation up or down on a discretionary basis.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SANMINA CORPORATION

Date: December 6, 2018	By:	/s/ David Anderson
Name: David Anderson
Title: Executive Vice President and Chief Financial Officer